UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.___)

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUALITY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

AHMED HUSSEIN

IBRAHIM FAWZY

EDWIN HOFFMAN

MURRAY BRENNAN, M.D.

THOMAS R. DIBENEDETTO

JOSEPH D. STILWELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

___________________________________________________________

(2)	Aggregate number of securities to which transaction applies:

___________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

___________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

___________________________________________________________

(5)	Total fee paid:

___________________________________________________________

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

___________________________________________________________

(7)	Form, Schedule or Registration Statement No.:

___________________________________________________________

(8)	Filing Party:

___________________________________________________________

(9)	Date Filed:

___________________________________________________________

The following message is being sent by e-mail to institutional shareholders of Quality Systems, Inc. on August 28, 2008:

I have nominated a slate for election as directors of Quality Systems who will be answerable only to the shareholders and will not be under my control or anyone else's. Shareholders can be assured that all of my nominees can stand up to Mr. Razin and will act independent of me and QSI management. I also am encouraged by the decision of RiskMetrics to support my bylaw proposal to tighten the definition of independent director. I believe that adoption of my proposal will enhance the independence of the Board.

I believe that the Company is missing the point with their message that neither I nor the individuals whom I have nominated have a strategy and business plan for the Company. Boards are responsible for overseeing management and requiring the management team to develop a viable business plan with input from the board, not vice versa.

The choice of the shareholders in next week's election is not between Mr. Plochocki and myself or even between Mr. Razin and myself. The choice is between a majority of the present board and the new slate of directors I propose. Shareholders should not allow management, which owns virtually no shares, to sway their choice of representatives to oversee management.

I urge you to give us your support to elect my nominees through the power of the cumulative voting process. I am confident that they will serve as a strong independent voice to protect your investment.

Best regards,

Ahmed Hussein